Exhibit 99.2

Ford Motor Company and Subsidiaries
SECTOR STATEMENT OF INCOME
For the Periods Ended June 30, 2004 and 2003
(in millions, except per share amounts)

	Second Quarter		First Half
	2004	2003	2004	2003
	(unaudited)		(unaudited)
AUTOMOTIVE
Sales	$36,719	$34,142	$75,563	$68,301
Costs and expenses
Cost of sales	33,834	31,660	67,905	62,715
Selling, administrative and other expenses	2,842	2,456	5,590	4,754

Total costs and expenses	36,676	34,116	73,495	67,469

Operating income/(loss)	43	26	2,068	832

Interest income	128	134	245	282
Interest expense	312	229	704	542

Net interest income/(expense)	(184)	(95)	(459)	(260)
Equity in net income/(loss) of affiliated companies	84	72	140	93

Income/(loss) before income taxes – Automotive	(57)	3	1,749	665

FINANCIAL SERVICES
Revenues	6,083	6,440	11,930	13,096
Costs and expenses
Interest expense	1,422	1,598	2,872	3,242
Depreciation	1,661	2,255	3,392	4,808
Operating and other expenses	1,259	1,193	2,471	2,381
Provision for credit and insurance losses	182	679	553	1,272

Total costs and expenses	4,524	5,725	9,288	11,703

Income/(loss) before income taxes – Financial Services	1,559	715	2,642	1,393

TOTAL COMPANY
Income/(loss) before income taxes	1,502	718	4,391	2,058
Provision for/(benefit from) income taxes	268	194	1,097	531

Income/(loss) before minority interests	1,234	524	3,294	1,527
Minority interests in net income/(loss) of subsidiaries	72	98	157	200

Income/(loss) from continuing operations	1,162	426	3,137	1,327
Income/(loss) from discontinued/held-for-sale operations	3	(9)	(20)	(14)

Net income/(loss)	$1,165	$417	$3,117	$1,313

Average number of shares of Common and Class B Stock outstanding	1,831	1,832	1,832	1,832

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK
Basic income/(loss)
Income/(loss) from continuing operations	$0.64	$0.23	$1.72	$0.72
Income/(loss) from discontinued/held-for-sale operations	—	—	(0.01)	—

Net income/(loss)	$0.64	$0.23	$1.71	$0.72

Diluted income/(loss)
Income/(loss) from continuing operations	$0.57	$0.22	$1.52	$0.67
Income/(loss) from discontinued/held-for-sale operations	—	—	(0.01)	—

Net income/(loss)	$0.57	$0.22	$1.51	$0.67

Cash dividends	$0.10	$0.10	$0.20	$0.20